Exhibit 21


                         SUBSIDIARIES OF RADVISION LTD.



          1.   RADVISION Inc. (United States) - a wholly owned subsidiary

          2.   RADVISION B.V. (Netherlands) - a wholly owned subsidiary

          3.   RADVISION (HK) Ltd. (Hong Kong) - a wholly owned subsidiary

          4.   RADVISION (UK) Ltd. (United Kingdom) - a wholly owned subsidiary.